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                                                                   EXHIBIT 10.01

                                                                  EXECUTION COPY


                         INFORMATION SERVICES AGREEMENT

    This Information Services Agreement ("Agreement") is entered into as of July 21, 1998 (the "Effective Date"), by and between Inktomi Corporation, a Delaware corporation with its principal place of business at 1900 South Norfolk Street, Suite 310, San Mateo, California, 94403 ("Inktomi") and Internet Century, Inc., a Nevada corporation with its principal place of business at 2533 N. Carson Street, Suite 3232, Carson City, NV, 89706 ("Customer").

                                    RECITALS

    A. Inktomi provides services utilizing certain technology for searching and indexing the Internet (the "Inktomi Search Engine," as more fully defined below).

    B. Customer wishes Inktomi to provide search engine services using the Inktomi Search Engine in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT

    In consideration of the foregoing and the mutual promises contained herein the parties agree as follows:

    1. Definitions. For purposes of this Agreement, the following terms will have the indicated meanings:

         1.1. "Database" means Inktomi's full text index database of Web pages accessible by end users of the Site at any given time.

         1.2. "Initial Search Page" means the first Web page, accessible on the Site, which enables end-users of the Site to initiate and send search queries to the Inktomi Search Engine.

         1.3. "Inktomi Data Protocol" means the written specification on how an Interface communicates and interacts with the Inktomi Search Engine.

         1.4. "Inktomi Search Engine" means Inktomi's current Search Engine as of the Effective Date, inclusive of the Database, as the same may be (i) updated as provided on Exhibit A and (ii) otherwise updated, upgraded, modified, changed, or enhanced by Inktomi from time to time at its sole discretion. The Inktomi Search Engine does not and will not include features, options and modules developed and customized specifically for third parties and provided to such third parties on an exclusive basis, or features, options, modules and future products which Inktomi licenses or provides separately.


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         1.5. "Inktomi Technology" means the Inktomi Search Engine, the Inktomi
Data Protocol, the Interface Construction Tools and all other computer software, technology and/or documentation which is supplied by Inktomi for use in or in connection with delivery of the Services, including without limitation all source code and object code therefor and all algorithms, ideas and Intellectual Property Rights therein.

         1.6. "Intellectual Property Rights" means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, and any and all applications, renewals, extensions and restorations thereof, now or hereafter in force and effect worldwide.

         1.7. "Interface" means the editorial and graphical content and design of the Web pages served to end users of the Site, including without limitation the Initial Search Page, all Results Pages, instruction pages, frequently asked questions pages and any Site end user terms and guidelines.

         1.8. "Interface Construction Tools" means all software tools, if any, in object code form, provided by Inktomi to assist Customer to build the Interface to the Inktomi Search Engine, including without limitation Inktomi's application server currently known as Forge.

         1.9. "Results Pages" means all Web pages displaying search results presented to end-users directly as a result of accessing the query mechanisms of the Inktomi Search Engine or indirectly through a cache controlled or influenced by Customer.

         1.10. A "Results Set" means a set of results consisting of between zero and one hundred records presented to an end user of the Customer online service (either directly from the Inktomi Search Engine or indirectly through a cache controlled or influenced by Customer) in response to a search query.

         1.11. "Search Engine" means computer software which crawls the Internet, downloads and analyzes text and other data, sorts and organizes the data, creates an index of accessible data, and, after receiving a particular search request (in the form of a word query), locates material accessible in the database, and presents the results of the search.

         1.12. "Site" means a single Web site established and maintained by Customer through which end-users may access the Inktomi Search Engine and run searches against the Database.

         1.13. "Services" means the Internet search engine services to be provided by Inktomi for Customer under this Agreement, as more fully described on Exhibit A.

         1.14. "Term" shall have the meaning indicated in Section 10.


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         1.15. "Web" means the so-called World Wide Web, containing, inter alia, pages written in hypertext markup language (HTML) and/or any similar successor technology.

         1.16. "Web page" means a document on the Internet which may be viewed in its entirety without leaving the applicable distinct URL address.

         1.17. "Web site" means a collection of inter-related Web pages.

    2.   Provision of Services; Site Implementation.

         2.1. Services and Site Implementation. Subject to the terms and conditions of this Agreement, Inktomi shall provide the Services to Customer for use in the Site, such services to be provided substantially in accordance with the functionality specifications, performance criteria and limitations specified on Exhibit A. Inktomi, at its own expense, shall provide all data transmission capacity (bandwidth), disk storage, server capacity and other hardware and software required to run the Inktomi Search Engine and maintain the Database. Customer, at its own expense, shall create the Interface to the Inktomi Search Engine for the Site, and shall provide all disk storage, server capacity and other hardware and software required to run and maintain the Site and the Interface, and to serve advertisements on the Interface. Inktomi shall provide reasonable assistance (through telephone, e-mail, the Web, or fax) to Customer during regular business hours regarding development of the Interface and integration of the same with the Inktomi Search Engine. Customer, at its own expense, shall provide all data transmission capacity (bandwidth) required to connect to and receive information from the Inktomi Search Engine. Customer may only provide search services based the Services to end users of the Site, and shall have no right to distribute or resell or provide services based on the Services to other service providers.

         2.2. Test Cluster. During the development period for the Interface, Customer shall only have access through the Inktomi Data Protocol to a non-production version of the Inktomi Search Engine (the "Test Cluster"). Upon completion of the Interface and all desired testing against the Test Cluster, Customer shall present the Interface to Inktomi for review and testing against the production version of the Inktomi Search Engine. Inktomi shall promptly notify Customer of any problems or issues discovered by Inktomi regarding the Interface. Once cleared by Inktomi, Inktomi shall provide access to Customer to the production version of the Inktomi Search Engine. Customer may run reasonable tests against the Test Cluster and the production version of the Inktomi Search Engine, provided however that Customer may not conduct any load testing (prior to commercial launch of its search service) without the prior consent of Inktomi. Load testing as used herein means the generation and delivery of more than five queries per second.

         2.3. Inktomi Data Protocol. Promptly following execution of this Agreement, Inktomi shall provide the Inktomi Data Protocol and the Interface Construction Tools to Customer. Inktomi grants to Customer a nontransferable, nonexclusive license during the Term to use the Inktomi Data Protocol and the Interface Construction Tools solely to create and maintain the Interface to the Inktomi Search Engine for the Site.

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         2.4. Other Services. Upon request, and provided that Customer is current with service fees due under this Agreement, Inktomi may provide additional services beyond the services set forth herein. Any such additional service shall be mutually agreed by the parties and set forth in written work authorizations signed by both parties, shall be provided at Inktomi's then applicable consulting rates and charges, and shall be deemed rendered pursuant to and in accordance with the terms of this Agreement. Work authorizations issued under this Agreement shall be sequentially numbered.

         2.5. Inktomi Technology. As between Customer and Inktomi, Customer acknowledges that Inktomi owns all right, title and interest in and to the Inktomi Technology (except for any software licensed by third parties to Inktomi), and that Customer shall not acquire any right, title, and interest in or to the Inktomi Technology, except as expressly set forth in this Agreement. Customer shall not modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any Inktomi software or documentation. Customer will not remove, obscure, or alter Inktomi's copyright notice, trademarks, or other proprietary rights notices affixed to or contained within any Inktomi software or documentation.

         2.6. Interface. As between Inktomi and Customer, Inktomi acknowledges that Customer owns all right, title and interest, including without limitation all Intellectual Property Rights, in and to the Interface (except for any software licensed by third parties to Customer and except for editorial content regarding the use and functionality of the Inktomi Search Engine provided by Inktomi to Customer for incorporation into the Site, which content shall be and remain Inktomi Technology), and that Inktomi shall not acquire any right, title or interest in or to the Interface, except as expressly set forth in this Agreement.

         2.7. Nonexclusive Services. Customer understands that Inktomi will provide the Services on a nonexclusive basis. Customer acknowledges that Inktomi has customized and provided, and will continue to customize and provide, its software and technology to other parties for use in connection with a variety of applications, including search engine applications. Nothing in this Agreement will be deemed to limit or restrict Inktomi from customizing and providing its software and technology to other parties for any purpose, including in connection with search engine applications, or in any way affect the rights granted to such other parties. Inktomi reserves the right to notify other customers of the signing of this Agreement, but agrees not to provide such notice earlier than two weeks before a public announcement by Customer of its business relationship with Inktomi or two weeks before commercial launch of its search service, whichever is later.

    3.   Attribution; Trademark License; House Ads.

         3.1. Attribution. The Initial Search Page and all Results Pages shall conspicuously display an icon to be provided by Inktomi (the "Inktomi Icon") that indicates that Inktomi's technology is being used. The Inktomi Icon shall measure at least 50 x 160 pixels and shall provide a link to Inktomi's Web site located at www.inktomi.com. The Inktomi Icon shall

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be visible "above the fold" (that is, visible when the applicable Web page is loaded by a browser displaying an active region of 650x320 pixels).

         3.2. Trademark License. Inktomi hereby grants Customer a nontransferable, nonexclusive license under Inktomi's trademarks during the Term to display the Inktomi Icon on the Site. Customer hereby grants to Inktomi a nontransferable, nonexclusive license under Customer's trademarks during the Term to advertise that Customer is using Inktomi's services. Each party will submit all materials of any kind containing the other party's trademarks to the other party before release to the public for inspection, and such other party will have the right to approve such material prior to its distribution. Except as set forth in this Section, nothing in this Agreement shall grant or shall be deemed to grant to one party any right, title or interest in or to the other party's trademarks. All use of Customer trademarks by Inktomi shall inure to the benefit of Customer, and all use of Inktomi trademarks by Customer shall inure to the benefit of Inktomi. At no time during or after the term of this Agreement shall one party challenge or assist others to challenge the trademarks of the other party (except to the extent such restriction is prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of the other party.

         3.3. House Ads. To the extent there is unsold advertising inventory on the Site during the Term, Inktomi may run advertisements on the Site on a rotating basis (or, if available, based on key words), provided however that Inktomi may not use more than ten percent (10%) of the unsold Site inventory in any one month without Customer's prior approval. Any such unpaid house ads delivered to Customer on behalf of Inktomi shall be subject to Customer's standard online advertising terms and conditions.

    4.   Warranties and Disclaimer.

         4.1. Inktomi Warranties. Inktomi warrants that (i) it has full power and authority to enter into this Agreement, (ii) it has not previously and will not grant any rights in the Inktomi Technology to any third party that are inconsistent with the rights granted to Customer hereunder, and (iii) throughout the Term, the Inktomi Technology and the Services provided for Customer shall be free of material errors and defects and shall perform substantially in accordance with the performance criteria set forth on Exhibit A. Inktomi does not warrant that the Services will meet all of Customer's requirements or that performance of the Services will be uninterrupted or error-free. INKTOMI MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.

         4.2. Inktomi Obligations. Inktomi's sole obligation under the foregoing warranties is to use its reasonable best efforts to correct any portion of the Inktomi Technology or its business practices that does not meet the foregoing warranties within a reasonable period of time, and if Inktomi fails to do so, then Customer shall have the right to immediately terminate this Agreement and receive as a sole remedy a refund of all amounts paid by Customer applicable to Services to be rendered following the date of such termination.

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         4.3. Customer Warranties. Customer warrants that (i) has full power and authority to enter into this Agreement, (ii) it will seek all necessary governmental approvals required to effectuate this Agreement, and (iii) it shall perform the online services provided by Customer through the Site in accordance with all federal, state and local laws, including all professional registration requirements related thereto. CUSTOMER MAKES NO OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINIGEMENT.

    5. End-User Support. Customer, at its own expense shall provide first level customer support services to end-users of the Site. Inktomi, at its own expense, shall provide second level technical support services to Customer regarding the operation of the Inktomi Search Engine. Such support services will be provided as set forth on Exhibit B.

    6.   Payments.

         6.1. Service Fees. Customer shall pay Inktomi service fees in the amount and on terms specified on Exhibit C attached hereto. In addition, Customer shall grant Inktomi a fully vested option exercisable for a period of three years from the Effective Date to purchase shares of the Common Stock of Customer. The option shall be in standard venture capital form and shall contain a net exercise feature and customary representations and warranties of the parties. Customer shall issue the option to Inktomi within thirty (30) days following the Effective Date. Inktomi and Customer shall confer in good faith promptly following the Effective Date to determine the total number of shares subject to the option and the exercise price per share under the option.

         6.2. Records. Customer shall keep complete and accurate records pertaining to the number of Results Sets served from a cache controlled or maintained by Customer. Such records shall be maintained for a two-year period following the year in which any payments pertaining to such revenue were due. Inktomi shall have the right to examine Customer's records from time to time but no more than once every six (6) months to determine the correctness of any payment made under this Agreement. Such examination shall be conducted at reasonable times during Customer's normal business hours and upon at least ten
(10) business days' advance notice and in a manner so as not to interfere unreasonably with the conduct of Customer's business. If any such examination indicates that Customer has underpaid by more than five percent (5%) of the aggregate payments due for the period subject to such examination, Customer shall reimburse Inktomi for reasonable costs of such examination.

         6.3. Taxes. Customer shall be responsible for all sales taxes and other similar taxes imposed by any federal, state or local governmental entity on the transactions contemplated by this Agreement, excluding taxes based upon Inktomi's net income. When Inktomi has the legal obligation to pay or collect such taxes, the appropriate amount shall be invoiced to and paid by Customer unless Customer provides Inktomi with a valid tax exemption certificate authorized by the appropriate taxing authority.

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         6.4. Payment. All fees quoted and payments made hereunder shall be in
U.S. Dollars. Customer shall pay all amounts due under this Agreement to Inktomi at the address indicated at the beginning of this Agreement or such other location as Inktomi designated in writing.

    7.   Confidentiality.

         7.1. Definition of Confidential Information. All information and documents disclosed or produced by either party in the course of this Agreement which are disclosed in written form and identified by a marking thereon as proprietary, or oral information which is defined at the time of disclosure and confirmed in writing within ten (10) business days of its disclosure, shall be deemed the "Confidential Information" of the disclosing party. Notwithstanding the above, the parties agree that any information (in any form, whether in tangible or intangible) relating to the Inktomi Search Engine, the Inktomi Technology, the Inktomi Data Protocol, the Interface Construction Tools is considered Confidential Information of Inktomi.

         7.2. Treatment of Confidential Information. Each party agrees to protect the other party's Confidential Information in the same manner as such party protects its own Confidential Information of substantially similar proprietary value, but in no case less than reasonable care. Each party agrees that it will use the Confidential Information of the other party only for the purposes of this Agreement and that it will not divulge, transfer, sell, license, lease, or otherwise disclose or release any such information or documents to third parties, with the exception of (i) its employees or subcontractors who require access to such for purposes of carrying out such party's obligation hereunder and (ii) persons who are employed as auditors by a public accounting firm or by a federal or state agency. Each party will use reasonable efforts to advise any person obtaining Confidential Information that such information is proprietary and to obtain a written agreement obligating such person to maintain the confidentiality of any Confidential Information belonging to the party or its suppliers.

         7.3. No Other Confidential Information. Neither party shall have any obligation under this Section 7 for information of the other party which the receiving party can substantiate with documentary evidence that has been or is
(i) developed by the receiving party independently and without the benefit of information disclosed hereunder by the disclosing party; (ii) lawfully obtained by the receiving party from a third party without restriction and without breach of this Agreement; (iii) publicly available without breach of this Agreement;
(iv) disclosed without restriction by the disclosing party to a third party; or
(v) known to the receiving party prior to its receipt from the disclosing party.

    8.   Indemnification.

         8.1. Inktomi Indemnification. Inktomi shall defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Customer alleging the Inktomi Search Engine improperly includes any third party copyrighted subject matter, third

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party patented subject matter or third party trade secrets; provided that
Customer promptly notifies Inktomi in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to Inktomi at Inktomi's expense and with Inktomi's choice of counsel. Customer shall cooperate with Inktomi, at Inktomi's expense, in defending or settling such claim and Customer may join in defense with counsel of its choice at its own expense. Inktomi shall not reimburse Customer for any expenses incurred by Customer without the prior written approval of Inktomi.

         8.2. Customer Indemnification. Customer shall defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Inktomi
(i) related to the services provided by Customer through the Site or representations, claims or statements pertaining thereto, and (ii) which, if true, would constitute a breach of any warranty, representation or covenant made by Customer under Section 4.3 of this Agreement; provided that Inktomi promptly notifies Customer in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to Customer at Customer's expense and with Customer's choice of counsel. Inktomi shall cooperate with Customer, at Customer's expense, in defending or settling such claim and Inktomi may join in defense with counsel of its choice at its own expense. Customer shall not reimburse Inktomi for any expenses incurred by Inktomi without the prior written approval of Customer.

    9. Limitation of Liability. EXCEPT FOR AMOUNTS INKTOMI MAY BE REQUIRED TO PAY UNDER SECTION 8.1 ABOVE, IN NO EVENT WILL THE LIABILITY OF INKTOMI AND ITS LICENSORS AND SUPPLIERS ARISING OUT OF THIS AGREEMENT EXCEED THE NET AMOUNT INKTOMI HAS ACTUALLY RECEIVED FROM CUSTOMER UNDER THIS AGREEMENT. INKTOMI AND ITS LICENSORS AND SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST DATA, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT, PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE, AND WHETHER OR NOT IT WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

    10.  Term and Termination.

         10.1. Term. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue in force for a period of three years thereafter, unless earlier terminated as provided herein.

         10.2. Termination for Breach. Either party may suspend performance and/or terminate this Agreement if the other party materially breaches any term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach.


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         10.3. Termination due to Warranty. Customer may terminate this
Agreement in accordance with the provisions of Section 4.2.

         10.4. Termination due to Insolvency. Either party may suspend performance and/or terminate this Agreement if the other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee or receiver appointed for its business or assets or any party thereof.

         10.5. Effect of Termination. Upon the termination of this Agreement for any reason (i) all license rights granted herein shall terminate, (ii) Customer shall immediately pay to Inktomi all amounts due and outstanding as of the date of such termination and (iii) each party shall return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party.

         10.6. Survival. In the event of any termination or expiration of this Agreement for any reason, Sections 1, 2.5, 2.6, 4, 6, 7, 8, 9, 10 and 11 shall survive termination. Neither party shall be liable to the other party for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

         10.7. Remedies. Each party acknowledges that its breach of the confidentiality or service/license restrictions contained herein may cause irreparable harm to the other party, the extent of which would be difficult to ascertain. Accordingly, each party agrees that, in addition to any other remedies to which the other party may be legally entitled, such party shall have the right to seek immediately injunctive relief in the event of a breach of such sections by the other party or any of its officers, employees, consultants or other agents.

    11.   Miscellaneous.

         11.1. Capacity. Each party warrants that it has full power to enter into and perform this Agreement, and the person signing this Agreement on either party's behalf has been duly authorized and empowered to enter in such agreement. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it. Each party acknowledges that such party has not been induced to enter into such agreements by any representations or statements, oral or written, not expressly contained herein or expressly incorporated by reference.

         11.2. Notice. Any notice required for or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally, (ii) by overnight courier upon written verification of receipt, (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission report, or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. All notices must be sent to the addresses first described above or to such

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other address that the receiving party may have provided for the purpose of notice in accordance with this Section.

         11.3. Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the other party's prior written consent, except to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets, so long as such surviving entity or purchaser shall expressly assume in writing the performance of all of the terms of this Agreement.

         11.4. No Third Party Beneficiaries. All rights and obligations of the parties hereunder are personal to them. This Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party.

         11.5. Governing Law. This Agreement will be governed and construed, to the extent applicable, in accordance with United States law, and otherwise, in accordance with California law, without regard to conflict of law principles. Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Mateo County, California under the Commercial Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         11.6. Independent Contractors. The parties are independent contractors. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

         11.7. Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, earthquakes, telecommunications outages, acts of God, war, governmental action, or any other cause which is beyond the reasonable control of such party.

         11.8. Compliance with Law. Each party shall be responsible for compliance with all applicable laws, rules and regulations, if any, related to the performance of its obligations under this Agreement.

         11.9. Waiver. The failure of either party to require performance by the other party of any provision shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

         11.10. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.



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         11.11. Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph, or in any way affect such agreements.

         11.12. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

         11.13. Entire Agreement. This Agreement, and the Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any other prior or collateral agreements with respect to the subject matter hereof. Any amendments to this Agreement must be in writing and executed by an officer of the parties.

    IN WITNESS WHEREOF, the parties have caused this Information Services Agreement to be signed by their duly authorized representatives.

CUSTOMER                                       INKTOMI CORPORATION

By: /s/ JEFFREY PETERSON                       By: /s/ JERRY KENNELLY
   ----------------------------                   -----------------------------
Name: Jeffrey Peterson                         Name: Jerry Kennelly
     ---------------------------                    ---------------------------
Title: Chief Financial Officer                 Title:  CFO
      --------------------------                     --------------------------



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                                    EXHIBIT A

                                    SERVICES

Basic Services:

    Inktomi will use the Inktomi Search Engine to crawl the Internet, download and analyze text and other data, sort and organize the data, create an index of accessible data, and, after receiving a particular search request from an end user (in the form of a word query), locate material accessible in the Database, and present the results of the search to the end user. The functionality specifications and performance criteria applicable to such services are as follows:

    Functionality specifications:

    Inktomi will operate the Inktomi Search Engine so as to enable end users of the Site to run queries against the Database with the following functionality. Implementation of any of the following features will be at the discretion of the Customer.

    o Inktomi will provide a minimum 54 million document searchable Web index for all queries and will provide a minimum 110 million document searchable Web index database that may be accessed by up to 20% of daily queries

    o Ability to search by keyword, file type, domain (up to three levels), document title, modification dates, document contents, depth and metaword

    o Ability to search by full text and phrase, and search with Boolean operators (including AND, NOT and OR)

    o Search on included object, covering the following objects: Acrobat, Java applets, active x controls, audio, plugins, Flash, form, frame, image, script, Shockwave, table, video and vrml

    o   Search on included file type, by file extension

    o   Search on specific script language, covering Javascript and Vbscript

    o   Limit search to pages containing links to a specified domain

    o   Limit search to words in the HTML "title" field

    o   Grammatical stemming

    o   Search by language

    o   Case sensitivity support

    o   Pornography filtration

    o Ability to selectively control the size of each Results Set (0-10 records, 11-20 records, 21-30 records, 31-50 records, 51-75 records, 76-100 records)





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Performance Criteria

o   Size of Database       -     Minimum 54 million documents for all queries
                                 and a minimum of 110 documents that may be accessed for up to 20% of daily queries

o   Database Freshness     -     Objective is minimum 17 updates per year
                                 (approximately every 3 weeks, may vary
                                 depending on operational circumstances)

o   Uptime/Downtime        -     Minimum 99% uptime (1% downtime) over monthly
                                 windows. Downtime = any 1 minute period in which Inktomi Technology processes no requests.

o   Query/Response Speed   -     Average speed <= 750 milliseconds

Once a month, Inktomi will provide standard crawl and uptime reports to Customer.

                                    EXHIBIT B

                               SUPPORT GUIDELINES

1.      DEFINITIONS.

        (a) Hours of Operation. Inktomi Technical Support Hours of Operation are Monday to Friday 9:00 a.m. - 5:00 p.m. Pacific Time. Inktomi may, at its reasonable discretion, change the Hours of Operation with reasonable notice to Customer.

        (b) Problem. Any error, bug, or malfunction that makes any feature of the Inktomi Search Engine perform unpredictably or to otherwise become intermittently unavailable, or that causes the Inktomi Search Engine to have a material degradation in response time performance.

        (c) Severe Problem. Any error, bug, or malfunction that causes the Inktomi Search Engine to become inaccessible to Customer and its Site end users, or that causes any feature of the Inktomi Search Engine to become continuously unavailable.

        (d) Enhancement Request. A request by Customer to incorporate a new feature or enhance an existing feature of the Inktomi Search Engine.

        (e) Fix. A correction, fix, alteration or work around that solves a Problem or a Severe Problem.

2.      Contact points.

        (a) Customer Technical Support Personnel. Customer will designate no more than three Customer employees as qualified to contact Inktomi for technical support.

        (b) Inktomi Technical Support Personnel. Inktomi will ensure that its Technical Support Personnel are adequately trained to provide technical support to Customer. Inktomi will provide Customer with a web interface or an email address (the "Support Address"), as well as an email pager address (the "Support Pager") for contacting the Inktomi Technical Support Personnel no later than one week prior to the Launch Date. Inktomi will also provide Customer with contact information for executive escalation personnel no later than one week prior to the Launch Date. Inktomi may change its designated Technical Support Personnel and executive escalation personnel at its discretion with reasonable notice to Customer.

3.      Support procedures.

        (a) All Problems reported by Customer Technical Support Personnel to Inktomi must be submitted via web site or email to the Support Address.

        (b) If Customer believes it is reporting a Severe Problem, Customer will accompany its email request with a page via the Support Pager.

        (c) Upon receiving a report from Customer, Inktomi will determine whether the request is a Problem, a Severe Problem, or an Enhancement Request. Inktomi will respond to the request and use reasonable commercial efforts to provide a Fix as described in the support table set forth below.

        (d) Inktomi will use commercially reasonable efforts to inform Customer Technical Support Personnel of Fixes.

4.      Support levels.

        (a) Customer will provide technical support to end users of the Sites who email or otherwise contact Customer directly with questions about the Sites. Customer will use its commercially reasonable efforts to Fix any Problems without escalation to Inktomi.

        (b) Inktomi will provide the following technical support solely to Customer Technical Support Personnel:

================================================================================================
RECEIPT OF            TYPE OF EMAIL     TARGET RESPONSE   TARGET FIX TIME AND REPORTING
EMAIL REQUEST         REQUEST           TIME FROM
                                        EMAIL RECEIPT
------------------------------------------------------------------------------------------------
During Hours          Problem           Within one        Commercially reasonable best efforts
of Operation                            business day      with weekly status reports to Customer
or other times
------------------------------------------------------------------------------------------------
During Hours          Severe            Within two        Commercially reasonable best efforts
of Operation          Problem           hours             with daily status reports to Customer
------------------------------------------------------------------------------------------------
During other          Severe            Within four       Commercially reasonable best efforts
times                 Problem           hours             with daily status reports to Customer
------------------------------------------------------------------------------------------------
During Hours          Enhancement       Within five       At Inktomi's discretion
of Operation          Requests          business days
or others
times
================================================================================================

    (c) In the event Inktomi does not respond to Customer within the target response time from email receipt set forth above, then Customer may contact the following Inktomi executive escalation personnel in order:

        Ken Lutz                 -        Director of Technical Operations
        Alex Edelstein           -        General Manager, Search Business Unit
        Dick Pierce              -        Vice President Marketing
        Dave Peterschmidt        -        CEO

                                    EXHIBIT C

                                    SERVICES

    Customer shall pay Inktomi monthly service fees equal to the Total Results Sets Served charge for such month. The Total Results Sets Served charge for each month equals:

    (1) the total number of Results Sets served during the month divided by the total number of days in such month ("Average Daily Results Sets Served"),

    (2) multiplied and added in accordance with the following graduated schedule

         For the first 1 million Average Daily
           Results Sets Served                  $0.0044 per Results Sets Served
         For the next 2 million Average Daily
           Results Sets Served                  $0.00418 per Results Sets Served
         For the next 4 million Average Daily
           Results Sets Served                  $0.00396 per Results Sets Served
         For the next 8 million Average Daily
           Results Sets Served                  $0.00374 per Results Sets Served
         For the next 16 million Average Daily
           Results Sets Served                  $0.00352 per Results Sets Served
         For all subsequent Average Daily
           Results Served                       $0.0033 per Results Sets Served,

    (3)  multiplied by the total number of days in such month,

    (4) plus an amount for each Results Sets served during the month containing more than ten records as follows:


         Size of Results Set             Incremental pricing
         -------------------             -------------------
         11-20 records                   $0.00022 per Results Set served (5%)
         21-30 records                   $0.00055 per Results Set served (12.5%)
         31-50 records                   $0.00132 per Results Set served (30%)
         51-75 records                   $0.00264 per Results Set served (60%)
         76-100 records                  $0.0044 per Results Set served  (100%)

    Monthly service fees shall be paid in arrears within thirty (30) calendar days following the end of each month.

    The total service fees payable by Customer shall not be less than $250,000 per year. For the first year under the Agreement, this minimum shall be paid as follows: $40,000 shall be paid on October 1, 1998, $60,000 shall be paid on January 31, 1999, $75,000 shall be paid on April 30, 1999 and $75,000 shall be paid on July 31, 1999. For subsequent years, the annual minimum shall be paid in four equal installments of $62,500 on October 31, January 31, April 30 and July 31. All such minimum payments shall be credited against monthly service fees otherwise due and payable.

    The service fees set forth above are for all services provided by Inktomi as set forth on Exhibit A. In the event Inktomi and Customer mutually agree to modify the specifications on Exhibit A (include without limitation the size of the available database), additional charges may apply.